EXHIBIT 99.(a)(1)(I)

STOCK OPTION CANCELLATION AND REGRANT AGREEMENT

This Stock Option Cancellation and Regrant Agreement (this “Agreement”) is made and entered into by and between Black Box Corporation, a Delaware corporation (the “Company”), and [Insert Name] (“Optionee”) on this           day of           , 2007 (the “Date of Grant”).

RECITALS

WHEREAS, the Company previously granted Optionee each of the options (each a “Prior Option” and, collectively, the “Prior Options”) identified on Schedule I attached hereto (“Schedule I”) to purchase shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), under the Company’s 1992 Stock Option Plan, as amended (the “Plan”).

WHEREAS, the Company and Optionee entered into a formal agreement (each a “Prior Option Agreement”) evidencing each such Prior Option.

WHEREAS, it has been determined that each of the Prior Options was granted, for tax purposes, with an exercise price that was less than the fair market value of the Common Stock on the date of grant, resulting in potential adverse personal tax consequences to Optionee.

WHEREAS, in order to avoid such adverse tax consequences, the Company implemented a tender offer which allowed Optionee, with respect to a portion of each Prior Option identified on Schedule I as the “Number of Shares Subject to Canceled Portion” (the “Canceled Portion”), and other holders, with respect to certain options (or portions thereof) to purchase shares of Common Stock held by them, the opportunity to submit those options (or portions thereof) to the Company for amendment or for cancellation and replacement (the “Offer”).

WHEREAS, Optionee desires, pursuant to this Agreement, to cancel the Canceled Portion of each Prior Option and to replace the Canceled Portion of each Prior Option with a new option (each a “New Option” and, collectively, the “New Options”) granted on the Date of Grant, which New Option shall have exactly the same terms as the respective Canceled Portion of the Prior Option replaced by such New Option, including the same number of shares, exercise price per share, vesting schedule and expiration date, but with a new grant date of the Date of Grant.

WHEREAS, Optionee has executed and delivered to the Company an election form issued to Optionee in connection with the Offer pursuant to which Optionee has agreed to accept the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and Optionee agree as follows:

1.   Cancellation and Regrant of Option. The Canceled Portion of each Prior Option is hereby terminated, and Optionee is hereby granted, pursuant to this Agreement, a New Option under the Plan in replacement of the Canceled Portion of each such Prior Option. The Canceled Portion of each Prior Option represents the outstanding portion of the Prior Option which was not vested as of December 31, 2004. Each New Option shall have exactly the same terms as the respective Canceled Portion of the Prior Option replaced by such New Option, including the same number of shares, exercise price per share, vesting schedule and expiration date, but with a new grant date of the Date of Grant. Optionee hereby acknowledges and agrees that Optionee has no further right, title or interest in or to the Canceled Portion of each Prior Option and that Optionee no longer has any right or entitlement to purchase any shares of Common Stock or other capital stock of the Company under the Canceled Portion of each Prior Option.

2.   Entire Agreement. This Agreement, together with any Prior Option Agreement, other than the Canceled Portion of any Prior Option Agreement canceled hereby, and the Plan, represent the entire agreement of the parties with respect to the Prior Options, the Canceled Portion and each New Option, and supersedes any and all previous contracts, arrangements or understandings between the parties with respect to such Prior Options. This Agreement may be amended only by means of a writing signed by Optionee and an authorized officer of the Company.

3.   Continuation of Option Agreements. Except for the foregoing cancellation of the Canceled Portion of each Prior Option and grant of each New Option pursuant to this Agreement, no other terms or provisions of the agreements related to any Prior Option have been modified as a result of this Agreement, and those terms and provisions shall continue in full force and effect.

BLACK BOX CORPORATION

By:

Name:

Title:

SCHEDULE I

PRIOR OPTION INFORMATION

Number of
	Total Number of	Shares Subject
Original Date of	Shares Subject	to Canceled
Grant	to Option	Portion	Exercise Price	Expiration Date